Exhibit 99.1

FOR IMMEDIATE RELEASE

WILLIAM R. ROHN ANNOUNCES PLANS TO RETIRE AS CHAIRMAN AND BOARD MEMBER

SAN DIEGO, March 31, 2017 — Pfenex Inc. (NYSE MKT: PFNX), a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics, including high value and difficult to manufacture proteins, today reported that William R. Rohn will not stand for reelection as a Board member and will retire as Chairman of the Board and as a Director at the end of his term, effective as of the Annual Meeting of Stockholders scheduled for May 5, 2017.

Interim Chief Executive Officer, Patrick K. Lucy said, “I want to express my deep appreciation for Bill’s many contributions as Chairman of the Board at Pfenex since he joined at the time of our initial public offering in 2014. Bill’s extensive experience has been instrumental to our ongoing efforts to deliver enhanced value to our stockholders.”

“I have greatly appreciated and enjoyed my time leading this Board since Pfenex’s initial public offering,” said Mr. Rohn. “I am amazed by the drive and dedication of this organization. This is an appropriate time for me to make this transition following the expiration of my term, and I look forward to following Pfenex’s success well into the future.”

Pfenex investors and others should note that we announce material information to the public about the Company through a variety of means, including our website (http://www.pfenex.com/), our investor relations website (http://pfenex.investorroom.com/), press releases, SEC filings, public conference calls, corporate Twitter account (https://twitter.com/pfenex), Facebook page

(https://www.facebook.com/Pfenex-Inc-105908276167776/timeline/), and LinkedIn page

(https://www.linkedin.com/company/pfenex-inc) in order to achieve broad, non-exclusionary distribution of information to the public and to comply with our disclosure obligations under Regulation FD. We encourage our investors and others to monitor and review the information we make public in these locations as such information could be deemed to be material information. Please note that this list may be updated from time to time.

About Pfenex Inc.

Pfenex Inc. is a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics and high-value and difficult to manufacture proteins. The company’s lead product candidates are PF708, a therapeutic equivalent candidate to Forteo (teriparatide) for the treatment of osteoporosis, and PF582, a biosimilar candidate to Lucentis (ranibizumab), for the potential treatment of patients with retinal diseases.

Pfenex has leveraged its Pfēnex Expression Technology® platform to build a pipeline of product candidates and preclinical products under development including other biosimilars, as well as vaccines, therapeutic equivalents to reference listed drug products, and next generation biologics.

Company Contact:

Paul Wagner, Ph.D.

Chief Financial Officer

(858) 352-4333

pwagner@pfenex.com